EXHIBIT 10(iii)(A)(69)

Description of the Changes to the Compensation of Non-Management Directors

At the February 18, 2016 meeting of the Board of Directors (the “Board”), the Board approved certain changes to the overall compensation of the Board, as recommended by the Corporate Governance Committee. After giving effect to such increases, the annual Board and Committee retainer fees consist of a cash retainer of $100,000; and annual grant of restricted shares of common stock of the Corporation of $200,000. In addition, the Chairs of the various Committees each receive additional fees for their service, in the following amounts -- $30,000 for the Chair of the Audit Committee, $25,000 for the chair of the Compensation and Leadership Talent Committee, $20,000 for the chair of the Corporate Governance Committee and $20,000 for the chair of the Finance Committee. Further, the Presiding Director receives a fee of $75,000 for his role.

In addition, the Board approved a change to the share ownership guidelines for non-management Directors, from a fixed dollar value of $300,000 to a multiple of five times the annual cash retainer paid to Directors. After giving effect to the foregoing, the minimum share ownership requirement is now equal to $500,000, an increase of $200,000 from the previous guideline.